EXHIBIT 10.1

85 Broad Street, 16-079

New York, NY 10004

November 25, 2019

Push Holdings, Inc. c/o ConversionPoint Technologies, Inc. 840 Newport Center Drive, Suite 450 Newport Beach, CA 92660 Attention: Haig Newton

Re:

Binding Letter of Intent to Acquire the Assets of Push Holdings, Inc.

Dear Mr. Newton:

This Binding Letter of Intent (this “Agreement”) sets forth the proposed terms and conditions for a long-form agreement between Weyland Tech Inc., a Delaware corporation, or its designee (collectively, “Buyer”), Push Holdings, Inc., a Delaware corporation and its affiliates or subsidiaries (the “Company”), and ConversionPoint Technologies, Inc. (the “Parent”, and together with the Company, the “Sellers”), pursuant to which Buyer shall acquire substantially all of the assets of the Company from Sellers, as applicable (the “Transaction”).  Each of the foregoing parties shall be referred to separately herein as a “Party” and together as the “Parties”.  On the date that this Agreement is executed by all of the Parties (the “Effective Date”), the terms hereof shall be binding on all of the Parties.

This Agreement is intended to set forth certain terms and conditions relating to the proposed Transaction, as follows:

A.

Transaction Terms.

This Article A (collectively, the “Transaction Terms”) represents the basis on which the Parties will proceed to consummate the Transaction pursuant to a fully integrated, written, long-form agreement (the “Purchase Agreement”), and other related documents, will be prepared, authorized, executed and delivered by the Parties promptly and will incorporate and expand upon the Transaction Terms therein, including the representations, warranties and other terms provided in this Agreement and contain representations, warranties and other terms customary in similar transactions.  The Parties hereto acknowledge that the Transaction Terms are intended to create legally binding obligations between the Parties.

1.

Asset Purchase.  Buyer shall purchase from Sellers, and Sellers agree to sell, transfer, convey and deliver to Buyer, all of the right, title and interest in and to all of the underlying assets of the Company, for the consideration specified below; provided, that the optimal acquisition structure will be evaluated by Buyer after information regarding the Company's legal structure, capitalization, tax position and additional materials have been evaluated during due diligence.

1.1

Purchased Assets. Buyer agrees to purchase from the Company, and the Company agrees to sell, transfer, convey and deliver to Buyer, all of the Company’s right, title and interest in and to all of the assets of the Company, both tangible and intangible, used in connection with the Company (the “Assets”), but excluding the Excluded Assets (as defined in Section 1.2 below).  The Assets shall include, without limitation, the following: (i) all permits and licenses of the Company, to the extent transferrable under applicable law; (ii) all cash, cash equivalents and accounts receivable of the Company; (iii) any other contracts and other agreements of the Company that Buyer determines, in Buyer’s sole discretion, to assume as a result of Buyer’s due diligence (the “Assumed Contracts”); and (iv) all goodwill of the Company.

1.2

Excluded Assets.  Notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Agreement, certain assets are not part of the Transaction contemplated hereunder, are excluded from the Assets, and shall remain the property of the Company after the Closing Date (as defined below) (collectively, the “Excluded Assets”), including, without limitation, the following: (i) all rights of the Company under this Agreement, the Purchase Agreement (defined below) and any agreements ancillary to the Transaction; and (ii) any documents or contracts primarily related to any Excluded Assets.

2.

Liabilities. Buyer will not assume or have any responsibility whatsoever with respect to, and Sellers shall indemnify and hold Buyer harmless from, certain obligations or liabilities of the Sellers, and related claims, whether asserted prior to or following the Closing (as defined below), and whether or not arising out of or relating to the Assets, all of which shall be retained by and be the sole responsibility of the Sellers, including without limitation certain outstanding legal and administrative expenses and obligations of Parent, and all tax obligations and liabilities of any nature arising in connection with or related to the Sellers and/or the Assets prior to the Closing Date, except for post-Closing payment or performance obligations arising under the Assumed Contracts, if any (collectively, the “Assumed Liabilities”).

3.

Purchase Price.  The purchase price for the Transaction shall be $25 million Dollars ($25,000,000) (the “Purchase Price”), payable as follows: up to $25,000,000 in  shares of restricted common stock of Buyer issued and valued at Closing, of which twenty percent (20%), or $5,000,000 in shares of common stock shall be held in Escrow (as defined below) and subject to clawback by the Buyer pursuant to certain performance metrics by the Company to be defined in the Purchase Agreement. The proposed Purchase Price assumes (i) a debt-free balance sheet, (ii) all expenses incurred by the Sellers in connection with the proposed Transaction (including any employee compensation tied to the consummation of the transaction) would be borne by the Parent, and (iii) a working capital target mutually agreed upon by the Buyer and Sellers as of the Closing Date (as defined below) (the “Working Capital Target”), and working capital adjustment, which if negative, shall be deducted from the Purchase Price.

4.

Closing.  Buyer and Sellers will close (the “Closing”) the Transaction on or before December 6, 2019, or such other date as shall be mutually agreed upon by Buyer and Sellers (the “Closing Date”).

5.

Escrow.  At the Closing, $5,000,000 in shares of common stock of the Buyer (the “Escrow Amount”) will be withheld from the consideration otherwise payable to the Sellers and placed in an independent third-party escrow following the Closing for future performance metrics granted by the Buyer under the Purchase Agreement.

6.

Purchase Agreement. Upon execution of this Agreement, Buyer and Sellers will proceed promptly in their negotiation, preparation and execution of the Purchase Agreement and any other ancillary documents necessary to document the proposed Transaction, including a non-competition agreement (the “Non-Competition Agreement”).  Buyer’s counsel will prepare the Purchase Agreement and all related documentation and ancillary agreements.  The Purchase Agreement will incorporate the terms of this binding Agreement and such other terms as are satisfactory in form and content to Buyer and Sellers.  The Purchase Agreement shall contain representations, warranties, covenants and indemnities of Sellers, customary in transactions of this nature.

7.

Representations and Warranties of the Sellers. Each of the Sellers jointly and severally makes the following representations and warranties to the Buyer:

7.1

The Sellers have disclosed to the Buyer all transactions between the Company and persons who do not act at arm’s length with the Company, any director or officer of the Company and the Sellers (each, a “ Sellers Related Party Transaction”), and have provided the Buyer with complete and correct copies of all documents entered into by the Company in respect of, or in connection with, every Sellers Related Party Transaction.

7.2

All material information that the Sellers have provided to, or have caused the Company to provide to, the Buyer either orally or in written form is, to the knowledge of the Sellers, true and accurate and the Sellers have not provided or caused the Company to provide to the Buyer any untrue statement of a material fact.

7.3

The Sellers have all requisite power and capacity to execute and deliver this Agreement, and each other agreement, document or instrument to be executed by either of them in connection herewith.  This Agreement has been duly executed and delivered by each of the Sellers and constitutes a legal, valid and binding obligation of the Sellers, enforceable against each of them in accordance with its terms.

7.4

The Company is a corporation validly existing and in good standing under the Laws of the State of Delaware.  Neither the Company nor any of its subsidiaries, affiliates or project companies has received any notification indicating any violation of law, including lack of compliance with any applicable permits or that would prohibit completion of the Transaction.

8.

Representations and Warranties of the Buyer.

8.1

The Buyer has disclosed to the Sellers all transactions between the Buyer and persons who do not act at arm’s length with the Buyer, any director or officer of the Buyer and its affiliates (each, a “Buyer Related Party Transaction”), and have provided the Sellers with complete and correct copies of all documents entered into by the Buyer in respect of, or in connection with, every Buyer Related Party Transaction.

8.2

All material information that the Buyer has provided to the Sellers either orally or in written form is, to the knowledge of the Buyer, true and accurate and the Buyer has not provided to the Sellers any untrue statement of a material fact.

8.3

The Buyer has all requisite power and authority to execute and deliver this Agreement, and each other agreement, document or instrument to be executed by it in connection herewith.  This Agreement has been duly executed and delivered by the Buyer and constitutes a legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

8.4

The Buyer is a corporation validly existing and in good standing under the Laws of the State of Delaware.  Neither the Buyer nor any of its subsidiaries, affiliates or project companies has received any notification indicating any violation of law, including lack of compliance with any applicable permits or that would prohibit completion of the Transaction.

9.

Indemnification (General).  Sellers will jointly and severally indemnify the Buyer for breaches of the Sellers’ representations, warranties and covenants set forth herein and as further expanded and supplemented in the proposed Purchase Agreement.  Buyer will indemnify the Sellers for breaches of the Buyer’s representations, warranties and covenants set forth herein and as further expanded and supplemented in the proposed Purchase Agreement.

10.

Conditions to Closing.  The obligations of the Parties hereunder to complete the Transaction are conditioned on the occurrence of the following, without limitation:

10.1

The transactions contemplated hereby shall have been approved by the Board of Directors of Buyer.

10.2

Any required consent to the Transaction shall have been obtained.

10.3

All encumbrances relating to the assets of the Company shall be satisfied, terminated, and discharged by the Company on or prior to the Closing Date, and evidence reasonably satisfactory to Buyer and its counsel of the satisfaction, termination, and discharge shall be delivered to Buyer at or prior to the Closing.

10.4

All indebtedness of the Company shall have been repaid-in-full.

10.5

Buyer shall have arranged to its satisfaction for key employees of the Company to become employees of Buyer or its designee/remain employees of the Company following the Closing.

10.6

Buyer shall have completed, in Buyer’s sole discretion, its due diligence review of the Company.

10.7

The Company shall have delivered audited financials to Buyer in accordance with generally accepted accounting principles in the United States (“GAAP”).

10.8

The absence of any material adverse change in the business, assets, condition (financial or otherwise), results of operations, cash flows or properties of the Company and its subsidiaries, taken as a whole.

10.9

Buyer shall have entered into an employment agreement with key employees (including Haig Newton and Chris Jahnke), upon terms mutually agreeable to the Parties and the key employees.

10.10

The key employees shall have entered into the Non-Competition Agreement prohibiting each from competing with the Company in the market areas now served by or contemplated to be served by the Company.

10.11

Anything else reasonably contemplated by Buyer to be delivered in order to consummate the Transaction.

11.

Access to Information.  Commencing upon Sellers’ acceptance of this Agreement, Sellers shall, upon reasonable notice and during normal business hours, give Buyer and its representatives and agents access to the Company’s properties, books, records, contracts, consulting reports, market research, competition analysis, premises, employees, backlog of orders and commitments, and shall furnish all such information and documents relating thereto, which pertain to this Agreement, as Buyer may reasonably request for the purpose of conducting its financial and other due diligence review.  Notwithstanding the foregoing, (a) neither Sellers nor the Company shall be required to share (i) any document or information subject to attorney-client privilege or prohibited to be shared by contractual obligation until after the parties have entered into the Purchase Agreement, or (ii) any document or information prohibited to be shared by law until such time as such documents are not prohibited to be shared, (b) such access shall not unreasonably interfere with the conduct of the business of the Company, and (c) the Company must approve, in its sole discretion, and an officer of the Company must be present and included in any communications with customers or employees of the Company.

12.

Exclusive Dealing.  In consideration of the expenses incurred and to be incurred by Buyer in connection with this Agreement and the activities contemplated hereunder, commencing upon Sellers’ acceptance of this Agreement and until December 31, 2019, Sellers shall (i) not sell, transfer, convey, pledge or encumber or offer for sale the capital stock of the Company or any of the assets of the Company to any party other than Buyer, (ii) not enter into any negotiations with any person or entities for such sale, (iii) suspend all negotiations for such sale with any other persons or entities, (iv) not take any action to solicit, initiate or encourage any Transaction Proposal, (as defined below) and (v) not disclose any information relating to the Company or afford access to the properties, books or records of the Company to any person that may be considering making, or has made, any Transaction Proposal. Sellers will promptly notify Buyer after receipt of any Transaction Proposal or any request for information relating to the

Company by any person that may be considering making, or has made, a Transaction Proposal, and will immediately communicate to Buyer in reasonable detail the terms and conditions of any such Transaction Proposal as well as the identity of the person or entity making such Transaction Proposal and will immediately furnish Buyer with copies of any such written Transaction Proposal.  The term “Transaction Proposal” as used herein means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or the acquisition of any equity interest in, or a substantial portion of the shares of the Company or the assets of the Company other than the Transaction.

13.

Conduct of Company.  Upon Sellers’ acceptance of this Agreement, Sellers shall conduct the business of the Company only in the ordinary course of business.

14.

Consents. The Parties shall cooperate with each other and proceed, as promptly as is reasonably practicable, to seek to obtain all necessary consents and approvals from governmental authorities, lenders, landlords and other third parties, and to endeavor to comply with all other legal or contractual requirements for or preconditions to the execution and consummation of the Purchase Agreement.

15.

Generally Accepted Accounting Principles (GAAP).  Except as will be fully disclosed by Sellers during due diligence and set forth in the Purchase Agreement, the terms set forth in this Agreement are based on the assumption that the Company’ balance sheet, income and cash flow statements have been prepared in accordance with GAAP consistently applied and fairly represent the Company’s financial condition and operations at that time.

16.

Costs.  Buyer and Sellers hereby agree that whether or not the Purchase Agreement outlined in this Agreement is ever executed, each Party shall pay its own respective fees and expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the Purchase Agreement and any other documents or instruments contemplated by this Agreement including without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants or other representatives for the services used, hired or connected with the proposed Transaction.

17.

Taxes.  All sales, use and similar taxes relating to the Transaction shall be the obligation of and payable by Sellers.

18.

Tax, Accounting and Legal Matters.  Sellers acknowledge and agree that although the Parties may discuss tax, accounting or legal issues, neither Buyer nor its affiliates or representatives have or will provide tax, accounting or legal advice regarding any aspect of the Company’s organization, operations or the proposed Transaction.  Sellers understand and agree that they may retain tax, accounting and legal advisors to advise them on the tax, accounting and legal consequences of the proposed Transaction.

19.

No Other Agreements.  This Agreement sets forth the Parties’ understanding as of this date, and there are no other written or oral agreements or understandings among the Parties. This Agreement may only be amended by a writing executed by all of the Parties to this Agreement at the time of such amendment.

20.

Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party hereto, directly or indirectly, by operation of law or otherwise, without the prior written consent of the other Parties hereto; provided, however, that Buyer may assign its rights hereunder to a designee.  Subject to the foregoing sentence, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

21.

Termination.

21.1

This Agreement may be terminated only by: (i) the mutual written agreement of the Parties hereto; (ii) Buyer by written notice to Sellers if Buyer elects not to consummate the Transaction; or (iii) any Party upon written notice to the other Party after December 31, 2019; provided, however, that no Party may terminate this Agreement pursuant to this Section 21.1(iii) if the failure of such Party to fulfill any of its obligations or conditions hereunder shall be the reason that the Closing shall not have occurred on or prior to such date.

21.2

Upon termination of this Agreement, the Parties shall have no further obligations hereunder; provided, however, that (x) the termination of the Agreement shall not affect the liability of a Party for breach of any of the provisions of the Agreement prior to the termination, and (y) Sections 19, 20, 21, 22, 23, and 24 of the shall survive the termination of this Agreement.

22.

Counterparts.  This Agreement may be executed in several counterparts all of which together shall constitute one and the same instrument with the same force and effect as though each of the Parties had executed the same document.

23.

Governing Law.  This Agreement is made and shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without regard to the conflict of laws principles thereof as the same apply to agreements executed solely by residents of New York and wholly to be performed within New York.

24.

Venue; Submission to Jurisdiction.  Each of the Parties submits to the jurisdiction of any state or federal court sitting in New York City, New York in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the Parties waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

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If this Agreement accurately reflects our understanding of the terms and conditions relating to the proposed Transaction, please so indicate by signing and returning a copy of this Agreement to me.

Very truly yours, WEYLAND TECH INC. /s/ Brent Y. Suen Brent Y. Suen, CEO

This Agreement accurately reflects our understanding of the terms and conditions relating to the proposed Transaction.

COMPANY:	PARENT:
PUSH HOLDINGS, INC. By:__/s/ Haig Newton______________ Name:_Haig Newton_______________ Its:__President___________________	CONVERSIONPOINT TECHNOLOGIES INC. By: _/s/ Haig Newton______________ Name: _Haig Newton_______________ Its:_____CEO____________________